Exhibit 99.1

RENTECH, INC.

For Immediate Release
February 9, 2007

Rentech Announces First Fiscal Quarter 2007 Results
Revenues Grow to $35.4 Million

Los Angeles, California - Rentech, Inc. (AMEX:RTK) announced today results for its first fiscal quarter ended December 31, 2006.

The inclusion of the operating results from Rentech’s nitrogen products manufacturing plant in East Dubuque, Illinois, Rentech Energy Midwest Corp. (“REMC”), which it acquired in April of 2006, has resulted in a significant increase in the Company’s revenues and cost of sales for the first fiscal quarter in 2007 when compared to the corresponding period in fiscal 2006. The quarterly results also exclude the operations of Petroleum Mud Logging, LLC (“PML”), which was classified as a discontinued operation.  Rentech sold PML on November 15, 2006.

For the three months ended December 31, 2006, Rentech reported revenues of $35.4 million versus $41,000 for the corresponding period in fiscal year 2006. Rentech reported a net loss applicable to common shareholders of $8.7 million or $0.061 per share for the quarter ended December 31, 2006, compared to a net loss applicable to common shareholders of $5.7 million or $0.050 per share during the three months ended December 31, 2005.  For the fiscal 2007 first quarter, Rentech recorded $1.1 million in non-cash, stock-based compensation expense in accordance with SFAS 123(R), compared to $2.6 million for the year earlier period.

General and administrative expenses were $6.7 million during the three months ended December 31, 2006, compared to $4.6 million in the year earlier period.  The increase in general and administrative expenses, in part, resulted from the hiring of new employees in various professional capacities related to the East Dubuque conversion project, the Product Development Unit (“PDU”) and other project development activities, as well as corporate management.  In addition, $1.2 million of the increase in general and administrative expenses was attributable to the addition of REMC.

Research and development expenses were $8.4 million for first fiscal quarter in 2007, compared to $1.3 million for the same period in fiscal 2006. The increase in expenses is attributable to expenses incurred for the design and procurement of equipment for the PDU as well as our other research and development activities. The Company is constructing and plans to operate a fully integrated Fischer-Tropsch, coal-to-liquids PDU facility at its Sand Creek site in Commerce City, Colorado near Denver. Once in operation, this plant is expected to produce fuels and naphtha from various domestic coals, petroleum coke and biomass feedstocks on a demonstration scale, utilizing Rentech’s FT technology. The products from the PDU could then be used to supply test quantities of these fuels to groups which have expressed an interest in using the Rentech Process.

The Company ended the fiscal 2007 first quarter with cash and cash equivalents and marketable securities of $53.8 million and working capital of $53.5 million.

10877 Wilshire Boulevard, Suite 710, Los Angeles, California 90024 · 310-571-9800 · Fax 310-571-9799

“During our first quarter, Rentech continued our activities for the conversion of the East Dubuque, Illinois plant into an integrated clean fuels and ammonia production facility, moved forward on the development of our PDU in Colorado, and advanced our joint activities with Peabody Energy for two potential projects,” stated D. Hunt Ramsbottom, President and CEO of Rentech, Inc. “We were also pleased by the operating results of REMC during the first quarter which generated approximately $2.5 million of operating income.”

The Company will hold a Conference Call today, February 9, at 11:00 AM EST, during which time Rentech’s senior management will review the Company’s financial results for this period and will provide an update on corporate developments. Callers may listen to the live presentation, which will be followed by a question and answer segment by dialing: US and Canada 1-866-454-4205, or international callers 1-913-312-6694, and the pass code 5740239. The call will also be audio webcast through the News & Events Section of the Rentech website at http://www.rentechinc.com/rentech-news-events.htm and then by clicking on Webcasts and Presentations to access the webcast link. A replay of the teleconference will be available from 7:00 p.m. EST on February 9 through midnight EST Friday, February 16th by dialing 1-719-457-0820 or 1-888-203-1112, confirmation code 5740239. Interested parties may also access a replay on the company website at http://www.rentechinc.com/rentech-news-events.htm and then by clicking on Webcasts and Presentations to access the webcast replay.

10877 Wilshire Boulevard, Suite 710, Los Angeles, California 90024 · 310-571-9800 · Fax 310-571-9799

RENTECH, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Stated in thousands, except per share data)

	Three Months Ended December 31,

	2006	2005

	(Unaudited)
Total Revenues	$35,430	$41

Cost Of Sales	31,683	—

Gross Profit	3,747	41

Operating Expenses
General and administrative expenses	6,658	4,588
Depreciation and amortization expenses	166	121
Research and development expenses	8,406	1,280

Total Operating Expenses	15,230	5,989

Operating Loss	$(11,483)	(5,948)
Other Income (Expenses)
Interest and dividend income	574	278
Interest expense	(729)	(285)

Total Other Income (Expenses)	(155)	(7)

Net Loss from Continuing Operations	(11,638)	(5,955)

Net income from discontinued operations	225	327
Gain on sale of discontinued operations	2,721	—

Net Loss	$(8,692)	$(5,628)

Cash dividends paid to preferred stockholders	—	(74)

Net Loss Applicable to Common Stockholders	$(8,692)	$(5,702)

Basic and Diluted Loss per Common Share	$(.061)	$(.050)
Basic and Diluted Weighted-Average Number of Common Shares Outstanding	141,938	113,474

About Rentech, Inc.

Rentech was incorporated in 1981 to develop technologies that transform under-utilized energy resources into valuable and clean alternative fuels. The Company has developed an advanced derivative of the well-established Fischer-Tropsch, or FT, process for manufacturing ultra-clean diesel fuel and other fuel products.

Safe Harbor Statement

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 about matters such as the Company’s plans to convert its nitrogen fertilizer plant, construct a product development unit and develop additional projects. These statements are based on management’s current expectations and actual results may differ materially as a result of various risks and uncertainties. Other factors that could cause actual results to differ from those reflected in the forward-looking statements include, the ability of Rentech to have the financial means to fund the proposed conversion and construction of the fuels plants, whether Rentech’s proposed product development unit will operate successfully and other risks, including those set forth in the our prior press releases and periodic public filings with the Securities and Exchange Commission, which are available via Rentech’s web site at www.rentechinc.com. The forward-looking statements in this press release are made as of February 9, 2007, and Rentech does not undertake to revise or update these forward-looking statements, except to the extent that it is required to do so under applicable law.

For more information please contact: Mark Koenig, Director of Investor Relations, Rentech, Inc. at 303-298-8008, extension 116, or by email at mkir@rentk.com, or see the Company’s website at: www.rentechinc.com; Kevin Theiss, CEOcast, Inc. 212-732-4300 or by email at ktheiss@ceocast.com.